SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
December 19, 2000

THE GOLDMAN SACHS GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	No. 001-14965 (Commission File Number)	No. 13-4019460 (IRS Employer Identification No.)

85 Broad Street New York, New York (Address of Principal Executive Offices)	10004 (Zip Code)

Registrant's telephone number, including area code:   (212) 902-1000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events.

        On December 19, 2000, The Goldman Sachs Group, Inc. reported net earnings, excluding an after-tax charge of $180 million related to its combination with Spear, Leeds & Kellogg, L.P. (SLK), of $3.25 billion, or $6.35 per diluted share, for the year ended November 24, 2000. Fourth quarter net earnings excluding the SLK charge were $781 million, or $1.50 per diluted share, compared to $1.62 for the third quarter of 2000. Return on average stockholders’ equity was 27% for the full year and 23% (annualized) in the fourth quarter.

        Net earnings, including the SLK charge, were $3.07 billion, or $6.00 per diluted share for the full year, and $601 million, or $1.16 per diluted share, for the fourth quarter.

Business Segments

Global Capital Markets

        Net revenues in Global Capital Markets, which includes Investment Banking and Trading and Principal Investments, were $12.0 billion for the full year, an 18% increase over 1999. Net revenues for the fourth quarter were $2.25 billion, 12% below the fourth quarter of 1999 and 35% lower than the third quarter of 2000.

        Investment Banking

        Full Year

        Investment Banking generated record net revenues of $5.37 billion, a 23% increase over 1999, with strong revenue growth in all major regions. The firm’s backlog decreased during the fourth quarter of 2000 but was higher than at the end of 1999.

        Net revenues in Financial Advisory increased 14% over 1999 as the firm benefited from increased activity in the global mergers and acquisitions market, particularly in the high technology, communications, media and entertainment, and financial institutions sectors. Underwriting net revenues increased 33% over 1999 as the firm capitalized on strong investor demand which led to record new issue volume in the global equity markets. Revenue growth was exceptionally strong in the high technology and communications, media and entertainment sectors.

        Fourth Quarter

        Net revenues in Investment Banking were $1.22 billion, 7% lower than the fourth quarter of 1999 and 8% lower than the third quarter of 2000.

        Net revenues in the Financial Advisory business were essentially unchanged compared to the same 1999 period, as increased contributions from mergers and acquisitions in the high technology, financial institutions and healthcare sectors were offset by decreases in the communications, media and entertainment sector. Underwriting net revenues declined 13% compared to the same 1999 period, principally due to reductions in the energy and power and communications, media and entertainment sectors, offset in part by increases in the high technology and healthcare sectors.

        Trading and Principal Investments

        Full Year

        Net revenues in Trading and Principal Investments were $6.63 billion for the year, an increase of 15% compared to 1999.

        Net revenues in Fixed Income, Currency and Commodities (FICC) increased 5% compared to 1999, primarily due to increased activity in fixed income derivatives and currencies. These increases were partially offset by lower activity in the firm’s credit-sensitive businesses, which were negatively affected by market uncertainty and wider credit spreads. Net revenues also declined in the firm’s government bond and commodities businesses.

        Equities net revenues rose 78% compared to 1999, primarily due to significant growth in equity derivatives, which benefited from favorable market conditions and increased customer flow, as well as record transaction volumes in the firm’s European and U.S. shares businesses.

        Principal Investments net revenues decreased substantially, as market declines in the high technology and telecommunications sectors led to unrealized losses on certain of the firm’s merchant banking investments. These losses were partially offset by increased gains on dispositions.

        Fourth Quarter

        Net revenues in Trading and Principal Investments were $1.03 billion for the quarter, 18% lower than the fourth quarter of 1999 and 52% lower than the third quarter of 2000.

        FICC net revenues increased 16% compared to the same 1999 period, primarily due to increased customer flow in currencies and commodities. These increases were partially offset by declines in the firm’s emerging markets, mortgages and fixed income derivatives businesses.

        Equities net revenues rose 82% compared to the fourth quarter of 1999, primarily resulting from strong performances in equity derivatives and equity arbitrage and higher transaction volumes in the firm’s U.S. shares business.

        Principal Investments incurred negative net revenues in the fourth quarter, due to unrealized losses on the firm’s merchant banking investments in the high technology and telecommunications sectors, partially offset by disposition gains.

Asset Management and Securities Services

        Full Year

        Asset Management and Securities Services net revenues were $4.59 billion, an increase of 43% compared to 1999.

        Asset Management net revenues were 46% higher than last year, primarily reflecting a 31% increase in average assets under management as well as favorable changes in the composition of assets managed. Assets under management grew 14% to $294 billion during the year, with net inflows of $40 billion. Performance fees also contributed to the increase in net revenues.

        Securities Services net revenues increased 22% over 1999, primarily due to growth in the firm’s securities lending and margin lending, partially offset by reduced spreads in the fixed income matched book.

        Commissions increased 52% compared to 1999 due to record transaction volumes in global equity markets and the firm’s increased share of income and gains from its merchant banking funds.

        Fourth Quarter

        Asset Management and Securities Services net revenues were $1.17 billion, an increase of 28% above the same prior year period, and 7% above the prior quarter.

        Asset Management net revenues were 27% higher than last year’s fourth quarter, primarily reflecting a 29% increase in average assets under management.

        Securities Services net revenues increased 10% over the same 1999 period, reflecting growth in the firm’s prime brokerage business and increased customer balances in securities lending and margin lending.

        Commissions increased 36% compared to the same period last year, as the firm benefited from higher U.S. and European transaction volumes in listed equity securities and increased activity in equity derivatives. Revenues from the increased share of income and gains from the firm’s merchant banking funds also contributed to the increase in Commissions.

Expenses

        Operating expenses excluding the SLK charge were $11.28 billion for the full fiscal year. The ratio of compensation and benefits to net revenues for fiscal year 2000 was 47%, compared to 50% for the nine-month period ended August 25, 2000. Employee compensation for 2000 included both restricted stock units and stock options.

         Non-compensation-related expenses increased to $3.08 billion, 42% above 1999, excluding the effects of the initial public offering and acquisition awards and the charitable contribution, primarily due to incremental costs associated with global expansion, higher employment levels and increased business activity. Increased investment in technology-related expenditures also contributed to the increase in non-compensation-related expenses.

        The firm’s effective tax rate for fiscal year 2000 declined to 39% compared to 40% for the nine months ended August 25, 2000.

Spear, Leeds & Kellogg Charge

        As part of the combination with SLK, the firm established a $702 million retention pool in restricted stock units for all SLK employees. A charge of $290 million ($180 million after-tax), related to restricted stock units for which future service is not required as a condition to the delivery of the underlying shares of common stock, was included in the fourth quarter results of fiscal 2000. The remaining restricted stock units, for which future service is required, will be amortized over the five-year service period following the combination date.

Capital

        As of November 24, 2000, total capital was $47.93 billion, consisting of $16.53 billion in stockholders’ equity and $31.40 billion in long-term debt. Book value per share was $32.18, based on common shares outstanding, including restricted stock units granted to employees with no future service requirements, of 513.7 million at period end. The firm repurchased approximately 6.5 million shares of its common stock during the year.

Dividend

        The Board of Directors of The Goldman Sachs Group, Inc. declared a dividend of $0.12 per share to be paid on February 22, 2001, to common shareholders of record on January 22, 2001.

Cautionary Note Regarding Forward-Looking Statements

        Statements in this Current Report on Form 8-K may constitute “forward-looking statements”. These statements are not historical facts but instead represent only the firm’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the firm’s control. It is possible that the firm’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. For a discussion of some of the risks and factors that would affect the firm’s future results, see the preliminary prospectus contained in the firm’s registration statement (no. 333-49958) filed with the SEC on November 15, 2000, under the caption “Risk Factors”.

        Statements about the firm’s investment banking transaction backlog also may constitute forward-looking statements. Such statements are subject to the risk that the terms of these transactions may be modified or that they may not be completed at all; therefore, the net revenues that we expect to earn from these transactions may differ, possibly materially, from those currently expected. Important factors that could result in a modification of the terms of a transaction or a transaction not being completed include, in the case of underwriting transactions, a decline in general economic conditions, volatility in the securities markets generally or an adverse development with respect to the issuer of the securities and, in the case of financial advisory transactions, a decline in the securities markets, an adverse development with respect to a party to the transaction or a failure to obtain a required regulatory approval. Other important factors that could adversely affect the firm’s investment banking transactions are contained in the preliminary prospectus, as filed on November 15, 2000, under the caption “Risk Factors”.

                                        THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES
                                                 BUSINESS SEGMENT NET REVENUES
                                                          (unaudited)
                                                        ($ in millions)

                                    THREE MONTHS ENDED               CHANGE FROM              YEAR ENDED         CHANGE FROM
                            ------------------------------------ ---------------------  ------------------------ ------------
                             NOV. 24,    AUGUST 25,   NOV. 26,   AUGUST 25,   NOV. 26,   NOV. 24,     NOV. 26,    NOV. 26,
                               2000        2000         1999        2000       1999        2000         1999        1999
                            -----------  ----------  ----------- ----------- ---------  ------------ ----------- ------------

Global Capital Markets

Financial Advisory             $   624     $   673      $   622          (7) %      0%    $  2,592    $  2,270           14%
Underwriting                       596         648          683          (8)      (13)        2,779       2,089           33
                            -----------  ----------  -----------                        ------------ -----------

Investment Banking             $ 1,220     $ 1,321      $ 1,305          (8)       (7)     $  5,371    $  4,359           23
                            -----------  ----------  -----------                        ------------ -----------

FICC                           $   482     $   872      $   414         (45)       16      $  3,004    $  2,862            5
Equities                           782         763          430           2        82         3,489       1,961           78
Principal Investments             (239)        480          407        N.M.      N.M.           134         950          (86)
                            -----------  ----------  -----------                        ------------ -----------

Trading and Principal
   Investments                 $ 1,025     $ 2,115      $ 1,251         (52)      (18)     $  6,627    $  5,773           15
                            -----------  ----------  -----------                        ------------ -----------

Total Global Capital
   Markets                     $ 2,245     $ 3,436      $ 2,556         (35)      (12)     $ 11,998    $ 10,132           18
                            -----------  ----------  -----------                        ------------ -----------

Asset Management and Securities Services

Asset Management               $   358     $   327      $   282           9%     27%    $  1,345    $    919           46%
Securities Services                216         234          196          (8)       10           940         772           22
Commissions                        596         530          439          12        36         2,307       1,522           52
                            -----------  ----------  -----------                        ------------ -----------

Total Asset Management
   and Securities Services     $ 1,170     $ 1,091      $   917           7        28      $  4,592    $  3,213           43
                            -----------  ----------  -----------                        ------------ -----------

Total net revenues             $ 3,415     $ 4,527      $ 3,473         (25)       (2)     $ 16,590    $ 13,345           24
                            ===========  ==========  ===========                        ============ ===========

                                                           * * *

                                                  ASSETS UNDER SUPERVISION
                                                        (unaudited)
                                                      ($ in millions)

                                           AS OF                     CHANGE FROM                AS OF
                            ------------------------------------ ---------------------        -----------
                             NOV. 30,    AUGUST 31,   NOV. 30,   AUGUST 31,   NOV. 30,         NOV. 30,
                               2000        2000         1999        2000       1999              1998
                            -----------  ----------  ----------- ----------- ---------        -----------

Assets under management       $293,842   $ 307,851     $258,045          (5) %     14%        $ 194,821
Other client assets            197,876     273,090      227,424         (28)      (13)           142,018
                            -----------  ----------  -----------                              -----------

Total assets under
 supervision (1)              $491,718   $ 580,941     $485,469         (15)        1          $ 336,839
                            ===========  ==========  ===========                              ===========

(1) Substantially all assets under supervision are valued as of calendar month end.

                                        THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES
                                             Consolidated Statements of Earnings
                                                         (unaudited)

                                                               THREE MONTHS ENDED                         YEAR ENDED
                                                  ---------------------------------------------  ------------------------------
                                                   NOVEMBER 24,    AUGUST 25,     NOVEMBER 26,    NOVEMBER 24,   NOVEMBER 26,
                                                      2000            2000           1999            2000            1999
                                                  -------------- --------------- --------------  --------------  --------------
                                                                    (in millions, except per share amounts)

Revenues
Global capital markets
    Investment banking                                  $ 1,208         $ 1,316        $ 1,305         $ 5,339         $ 4,359
    Trading and principal investments                       985           2,112          1,218           6,528           5,758
Asset management and securities services                    979             872            736           3,737           2,524
Interest income                                           4,817           4,551          3,453          17,396          12,722
                                                  -------------- --------------- --------------  --------------  --------------
    Total revenues                                        7,989           8,851          6,712          33,000          25,363

Interest expense                                          4,574           4,324          3,239          16,410          12,018
                                                  -------------- --------------- --------------  --------------  --------------
    Revenues, net of interest expense                     3,415           4,527          3,473          16,590          13,345

Operating expenses
Compensation and benefits                                 1,186           2,263          1,527           7,773           6,459
Nonrecurring employee initial public offering and
    acquisition awards                                      290               -              -             290           2,257
Amortization of employee initial public offering and
    acquisition awards                                      114             102            114             428             268
Brokerage, clearing and exchange fees                       154             136            118             573             446
Market development                                          163             126            117             506             364
Communications and technology                               131             111             82             435             306
Depreciation and amortization                               164             119            108             486             337
Occupancy                                                   128             116             93             440             314
Professional services and other                             175             181            105             639             402
Charitable contribution                                       -               -              -               -             200
                                                  -------------- --------------- --------------  --------------  --------------
    Total operating expenses                              2,505           3,154          2,264          11,570          11,353

Pre-tax earnings                                            910           1,373          1,209           5,020           1,992
Provision / (benefit) for taxes                             309             549            486           1,953            (716)
                                                  -------------- --------------- --------------  --------------  --------------
Net earnings                                            $   601         $   824        $   723         $ 3,067         $ 2,708
                                                  ============== =============== ==============  ==============  ==============

Earnings per share
Basic                                                   $  1.23         $  1.71        $  1.51         $  6.33         $  5.69
Diluted                                                    1.16            1.62           1.48            6.00            5.57

Average common shares outstanding
Basic                                                     488.3           481.3          477.4           484.6           475.9
Diluted                                                   519.7           508.9          489.0           511.5           485.8

Employees at period end (1)                              22,627(2)       18,666         15,361

(1)  Excludes employees of Goldman Sachs’ property management subsidiaries.
     Substantially all of the costs of these employees are reimbursed to Goldman
     Sachs by the real estate investment funds to which these companies provide property management services.

(2)  Includes 2,600 employees related to the combination with SLK that was completed on October 31, 2000.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GOLDMAN SACHS GROUP, INC.
(Registrant)

Date: December 19, 2000	By:	/s/ Gregory K. Palm
	Name:	Gregory K. Palm
	Title:	General Counsel